Exhibit 10.6

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY […***…], HAS BEEN OMITTED BECAUSE ARTARA THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ARTARA THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of December 22, 2017 (“Effective Date”), by and between The Feinstein Institute for Medical Research, a not-for-profit corporation organized and existing under the laws of New York, having an office and place of business at 350 Community Drive, Manhasset, NY 11030 (“Licensor”) and ArTara Therapeutics, Inc., a corporation organized and existing under the laws of Delaware, having an office and place of business at 302a West 12th Street, Suite 254, New York, NY 10014 (“Licensee”).

STATEMENT

Licensor is the owner by assignment of the Agreement Patents (as defined below) which relate to treatment of fatty liver disease in humans. Licensee wishes to acquire an exclusive license in the Field (as defined below) from Licensor with respect to such patent rights.

NOW, THEREFORE, in consideration of the promises and mutual covenants, conditions and limitations herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee agree as follows:

1.	Definitions

1.01	“Agreement Patents” means the patent listed on Appendix A, together with any and all reissues, reexaminations, renewals, continuations, extensions and any application claiming priority to the patent listed on Appendix A or the patent application on which it is based.

1.02	“Affiliate” means any entity that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with Licensee. For the purposes of this definition, control shall mean the direct or indirect ownership of at least Fifty Percent (50%) of (i) the stock shares entitled to vote for the election of directors or (ii) ownership interest,

1.03	“Confidential Information” means any materials or information designated as such in writing by the disclosing party, whether by letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time any such confidential or proprietary materials or information are disclosed by the disclosing party to the recipient. Notwithstanding the foregoing, information or materials which are orally or visually disclosed to the recipient by the disclosing party, or are disclosed in a writing or other tangible form without an appropriate letter, proprietary stamp or legend, shall constitute Confidential Information if the disclosing party, within […***…] after such disclosure, delivers to the recipient a written or electronic document or documents describing such information or materials, designating the same as confidential, and referencing the place and date of such oral, visual, written or other tangible disclosure.

1.04	“Field” means treatment of fatty liver disease in humans receiving total parenteral nutrition, by administering, as monotherapy, a pharmaceutical composition comprising intravenous choline, wherein the fatty liver disease is selected from intestinal failure-associated liver disease (IFALD), non-alcoholic fatty liver (NAFL), non-alcoholic steatohepatitis (NASH), NASH-associated liver fibrosis, or non-alcoholic cirrhosis.

1.05	“Licensed Product” means any product, process or service in the Field, the development, manufacture, use, provision or sale of which would, in the absence of the license granted under this Agreement, infringe a Valid Claim of an Agreement Patent.

“Net Proceeds” means all revenues and other consideration received by Licensee in consideration of the grant of a sublicense to the Agreement Patents and/or an option to sublicense the Agreement Patents, including, without limitation, all upfront fees, license fees, milestone payments, technology access fees, premiums on sales of debt or equity securities, annual maintenance fees, and any other payments by a third party in exchange for rights to distribute, market or sell a Licensed Product or an option to distribute, market or sell a Licensed Product. Net Proceeds does not include: (i) royalties received by Licensee based on Net Sales of Licensed Products by Sublicensees, or (ii) payments for debt or equity securities of Licensee that are at or below the fair market value of such securities as of the date of receipt of such payments as mutually determined by Licensor and Licensee.

If Licensee intends to accept from a Sublicensee or optionee any non-cash consideration as Net Proceeds, Licensee must first obtain Licensor’s written approval which approval shall not be unreasonably withheld or delayed. For any non-cash consideration approved by Licensor and received as Net Proceeds, the parties will appoint an independent third party to determine the present day value of such consideration and that value shall be added to Net Proceeds in place of the non-cash consideration. The cost of the independent third party will be paid by Licensee.

1.06	“Net Sales” means the total consideration, in any form, received by Licensee, Affiliates and/or Sublicensees as consideration for the sale, lease, provision or other disposition of Licensed Products by Licensee and/or Affiliates and/or Sublicensees to an independent third party (“Total Consideration”) , less:

(a)	customary and reasonable trade discounts actually allowed, refunds, returns and recalls;

(b)	when included in gross sales, customary and reasonable freight, shipping, duties, and sales, V.A.T. and/or use taxes based on sales prices, but not including taxes when assessed on incomes derived from such sales; and

(c)	Rebates paid or credited to managed care organizations and governmental agencies with respect to Medicaid, Medicare or similar local or national government programs.

In no case will the total deductions referenced in Sub-sections (a) and (b) of this Section 1.04 exceed […***…] Percent ([…***…]%) of the Total Consideration for Licensed Products in any […***…].

If Licensee and/or Affiliates and/or Sublicensees intend to accept from independent third parties any non-cash consideration as Net Sales or intend, other than in connection with a clinical trial intended to generate information under a national law which regulates the manufacture, use or sale of drugs, to provide Licensed Product at no charge, Licensee must first obtain Licensor’s written approval which approval will not be unreasonably withheld or delayed. For any non-cash consideration approved by Licensor and received as Net Sales, the parties will appoint an independent third party to determine the present day value of such consideration and that value shall be added to Net Sales in place of the non-cash consideration. The cost of the independent third party will be paid by […***…].

In the event that, during a particular calendar quarter, a Licensed Product is sold in combination with one or more other products, whether or not such other products are packaged or otherwise physically combined with such Licensed Product, for a single price (a “Combination Product”), Net Sales from sales of a Combination Product, for purposes of calculating royalties due under this Agreement, shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A/(A+B), where A is the average per unit sales price for such calendar quarter of the Licensed Product sold separately in the country of sale and B is the average per unit sales price for such calendar quarter of the other product(s) sold separately in the country of sale. In the event that no separate sales are made of the Licensed Product and/or the other product(s) in the country of sale, separate sale prices in commensurate countries may be used instead. In the event that no separate sales are made of the Licensed Product and/or the other product(s), Net Sales from sales of a Combination Product, for purposes of determining royalty payments on such Combination Products, shall be negotiated in good faith by the parties. If the parties are unable to agree, then the parties will appoint an independent third party to make the determination. The cost of the independent third party will be paid by Licensee.

1.07	“Patent” means any patent and patent application, including all provisionals, substitutions, divisionals, reissues, reexaminations, renewals, continuations, continuations-in-part, substitute applications, priority applications and inventors’ certificates, extensions and supplemental certificates and any and all foreign equivalents of the foregoing.

1.08	“Sublicensee” shall mean any non-Affiliate third party to whom Licensee has granted the right to make and sell (or otherwise dispose of) Licensed Products. A “Sublicensee” shall not include a distributor, pharmacy or other re-seller of Licensed Products.

1.09	“Territory” means all countries of the world.

1.10	“Valid Claim” means a claim of (a) an issued and unexpired patent which has not been held unenforceable or invalid by a fin.al, unreversed, and unappealable decision of a court or other governmental body of competent jurisdiction, has been irretrievably abandoned or disclaimed, or has otherwise been finally admitted or finally determined by the relevant governmental authority to be invalid, unpatentable or unenforceable, whether through reissue, reexamination, disclaimer or otherwise; or (b) a pending patent application to the extent the claim continues to be prosecuted in good faith.

2.	Licensor’s Agreements With U.S. Government

2.01	Licensor, through its research personnel, has and will perform research sponsored in part by the United States Government and related to the Field. As a result of this government sponsorship of the aforementioned research, the United States Government retains certain rights in such research as set forth in 35 U.S.C. §200 et seq. and applicable regulations.

2.02	The continuance of such government sponsored research by Licensor and its research personnel during the term of this Agreement will not constitute a breach of this Agreement. All rights reserved to the U.S. Government under 35 U.S.C. §200 et seq. and applicable regulations shall remain so reserved and shall in no way be affected by this Agreement. Licensor and its research personnel are not obligated under this Agreement to take any action which would conflict in any respect with their past, current or future obligations to the U.S. Government as to work already performed and to be performed in the future.

3.	Agreement Patents

3.01	Licensee will pay the cost of maintaining and resisting challenges to the validity of the Agreement Patents using counsel selected by Licensor. Licensor and Licensee will each have full access to the outside counsel. In the event of disagreement on any patent matter, Licensor shall have final decision-making authority. Payment is due within […***…] of receipt of each invoice for such costs. Licensee shall cooperate with any reasonable request of Licensor in connection with such maintenance and/or defense. In the event that Licensee elects not to pay to maintain or defend any patent within the Agreement Patents, Licensee shall give Licensor […***…] prior written notice of such election. Any patents so elected shall at the end of the notice period cease to be considered Agreement Patents, and Licensor shall then be free, at its election, to abandon, maintain or enforce such patent (at Licensor’s sole discretion, cost and expense) or grant rights to such patent to third parties.

3.02	Amounts paid by Licensee pursuant to Section 3.01 will be non-refundable and not creditable against any other payment due to Licensor.

3.03	Licensor represents and warrants that no Patent claiming priority to the Agreement Patents has been filed in any jurisdiction other than the United States or is pending in the United States.

4.	License Grant

4.01	Subject to Section 2, Licensor hereby grants to Licensee and Affiliates an exclusive license in the Territory, with the right by Licensee only to grant sublicenses to non-Affiliate third parties, under Licensor’s rights in the Agreement Patents to develop, make, have made, use, sell, offer for sale and import Licensed Products. Licensee will not grant or amend any sublicense under Agreement Patents unless it first submits a full and complete draft of any such proposed sublicense or amendment (as the case may be) to Licensor and then receives the prior written consent of Licensor, which consent will not be unreasonably withheld or delayed. The terms of any sublicense agreement shall not contradict the terms of this Agreement and shall include (at least) the following provisions: prohibiting any use of Licensor’s name (consistent with Section 9.01), requiring indemnification of Licensor (consistent with Section 12.04), requiring appropriate insurance (consistent with Section 12.09), and disclaiming any warranties or representations by Licensor (consistent with Sections 12.05 and 12.06). Licensee shall provide Licensor with a full and complete copy of any approved sublicense or amendment within thirty (30) days of execution thereof by Licensee, which sublicense or amendment shall be the Confidential Information of Licensee and protected from disclosure by Licensor as provided in Section 5.03.

4.02	Notwithstanding the exclusive rights granted to Licensee in the Field pursuant to Section 4.01, Licensor shall retain the right to make, use and practice Agreement Patents its own laboratories solely for non-commercial scientific purposes and for continued non-commercial research. Further, Licensor shall have the right to make available to not-for-profit scientific institutions and non-commercial researchers materials covered under Agreement Patents, solely for non-commercial scientific and research purposes, provided, however, that no Confidential Information of Licensee is disclosed in the process.

4.03	Nothing contained in this Agreement shall be construed or interpreted as a grant, by implication or otherwise, of any license except as expressly specified in Section 4.01 hereof. The license granted herein shall apply to the Licensee and Affiliates, except that Affiliates shall not have the right to grant sublicenses. If any Affiliate exercises rights under this Agreement, Licensee will promptly notify Licensor in writing, and such Affiliate shall be bound by all terms and conditions of this· Agreement, including but not limited to indemnity and insurance provisions, which shall apply to the exercise of the rights, to the same extent as would apply had this Agreement been directly between Licensor and the Affiliate. In addition, Licensee shall remain fully liable to Licensor for all acts and obligations of Affiliates such that acts of Affiliates shall be considered the acts of Licensee.

5.	Confidentiality

5.01	Nothing herein contained shall preclude Licensor from making required reports or disclosures to the NIH or to any other philanthropic or governmental funding organization, provided, however, that no Confidential Information of Licensee is disclosed in the process.

5.02	Licensee will retain in confidence Confidential Information of Licensor and Licensee will not disclose any such Confidential Information to any third party without the prior written consent of Licensor, except that Licensee shall have the right to disclose such information to any third party for commercial, investment, or research and development purposes under written terms of confidentiality and non-disclosure which are commercially reasonable. These obligations of confidentiality are for a period ending five (5) years after termination or expiration of this Agreement, provided, however, that such obligations shall not apply to any such information which:

(a)	was known to Licensee or generally known to the public prior to its disclosure hereunder as evidenced by written record; or

(b)	subsequently becomes known to the public by some means other than a breach of this Agreement; or

(c)	is subsequently disclosed to Licensee by a third party having a lawful right to make such disclosure; or

(d)	is required to be disclosed by regulation, law or court order to the most limited extent necessary to comply therewith, provided Licensor is given a fair opportunity to defend against such disclosure; or

(e)	is independently developed by Licensee as evidenced by Licensee’s written records without use of or reference to Licensor’s Confidential Information; or

(f)	Licensee is specifically authorized by Licensor, in writing and in advance, to disclose.

5.03	Licensor will retain in confidence Confidential Information of Licensee and Licensor will not disclose any such Licensee Confidential Information to any third party without the prior written consent of Licensee for a period ending five (5) years after termination or expiration of this Agreement, provided however, that such obligations shall not apply to any such information which:

(a)	was known to Licensor or generally known to the public prior to its disclosure hereunder as evidenced by written record; or

(b)	subsequently becomes known to the public by some means other than a breach of this Agreement; or

(c)	is subsequently disclosed to Licensor by a third party having a lawful right to make such disclosure; or

(d)	is required to be disclosed by regulation, law or court order to the most limited extent necessary to comply therewith, provided Licensee is given a fair opportunity to defend against such disclosure; or

(e)	is independently developed by Licensor as evidenced by Licensor’s written records without use of or reference to Licensee’s Confidential Information; or

(f)	Licensor is specifically authorized by Licensee, in writing and in advance, to disclose.

6.	Royalties and Payments

6.01	Licensee shall make the following payments to Licensor:

(a)	Licensee will pay to Licensor a royalty of One Percent (1.0%) of the first One Hundred Million Dollars ($100,000,000) of Net Sales and a royalty of One and One-Half Percent (1.5%) of all Net Sales thereafter.

(b)	Licensee will pay to Licensor Twelve and One-Half Percent (12.5%) of Net Proceeds resulting from agreements entered into within two (2) years from the Effective Date and Seven and One-Half Percent (7.5%) of Net Proceeds resulting from agreements entered into thereafter.

6.02	Licensee shall make the following license maintenance payments to Licensor:

(a)	On the second anniversary of the Effective Date and every anniversary of the Effective Date thereafter until the first commercial sale of a Licensed Product, Licensee will pay to Licensor Fifteen Thousand Dollars (US$15,000) as a license maintenance fee. Each such fee is non-refundable but is creditable against actual payments due to Licensor pursuant to Section 6.01 during the twelve (12) month period following each such anniversary.

(b)	On the first anniversary of the Effective Date after the first commercial sale of a Licensed Product and every anniversary of the Effective Date thereafter, Licensee will pay to Licensor Thirty Thousand Dollars (US 30,000) as a license maintenance fee. Each such fee is non-refundable but is credible against actual payments due to Licensor pursuant to Section 6.01 during the twelve (12) month period following each such anniversary.

6.03	The following one-time Milestone Payments shall be paid by Licensee to Licensor within […***…] of the occurrence of the respective Milestone Event:

Milestone Event	Milestone Payment
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]

6.04	If a Licensed Product is discontinued in the course of development, only those Milestone Payments that have not been paid at the time the Licensed Product has been discontinued will be available for payment for a future Licensed Product. Other than as indicated to the contrary in the preceding sentence, payments made pursuant to Section 6.03 are not creditable against any other payment due to Licensor.

6.05	Only one royalty will be payable on Net Sales by Licensee and Affiliates and Sublicensees on a Licensed Product under Section 6.01, regardless of the number of Valid Claims in Agreement Patents which cover such Licensed Product. In the event that a Licensed Product infringes a Valid Claim of a third party Patent covering the manufacture, use or sale of the Licensed Product, […***…] Percent ([…***…]%) of royalty payments by Licensee to third parties to make, use or sell the Licensed Product shall be creditable against royalties payable to Licensor, provided however, that in no event will the royalty payable to Licensor on any Licensed Product be reduced by more than […***…] Percent ([…***…]%).

6.06	Licensee’s failure to pay full royalties or make complete payments under Sections 6.01, 6.02 or 6.03 shall be a breach of this Agreement.

7.	Payment Reports and Records

7.01	All payments required to be made by Licensee to Licensor pursuant to this Agreement shall be made to Licensor in U.S. Dollars by check payable to Licensor and sent to Licensor’s address set out in Section 13.01, with a reference to this Agreement.

7.02	All payments required to be made by Licensee to Licensor pursuant to this Agreement shall be subject to a charge of […***…] Percent ([…***…]%) per month or […***…] Dollars (US$[…***…]), whichever is greater, if paid more than […***…] after the date when such payment is due. Conversion of foreign currency to U.S. Dollars shall be made at the conversion rate quoted by the Wall Street Journal, averaged on […***…]. […***…] will bear any loss of exchange or value and pay any expenses incurred in the transfer or conversion to U.S. Dollars.

7.03	Payments due from Licensee to Licensor pursuant to Section 6.01 will be paid within […***…] after the end of each calendar year quarter during which the payment accrued. If no payments pursuant to Section 6.01 are due for any quarter, Licensee shall send to Licensor a statement to that effect signed by an officer of Licensee. Payment shall be accompanied by a statement of the number of Licensed Products and Combination Products sold by Licensee, Affiliates and Sublicensees in each country, total billings for such Licensed Products and Combination Products, the values of A and B used to calculate the Net Sales of Combination Products, deductions applicable to determine the Net Sales thereof, the amount of Net Sales realized by Licensee and Affiliates and Sublicensees, the amount of Net Proceeds realized by Licensee, the amount of any deduction and a detailed listing thereof, and the total payment due from Licensee to Licensor (the “Royalty Report”). Such Royalty Report shall be signed by an officer of Licensee.

7.04	Licensee and Affiliates shall maintain complete and accurate books of account and records showing Net Sales and Net Proceeds. Such books and records of Licensee and Affiliates shall be open to inspection, in confidence, during usual business hours, upon at least […***…] prior written notice to Licensee, by an independent certified public accountant appointed by Licensor on behalf of Licensor, who has entered into a written agreement of confidentiality with Licensor which is no less protective of Licensee’s Confidential Information than the provisions of Section 5.03 hereof and to whom Licensee has no reasonable objection, for […***…] years after the calendar year to which they pertain, for the purpose of verifying the accuracy of the payments made to Licensor by Licensee pursuant to this Agreement. Licensee will require any Sublicensees hereunder to maintain such books and allow such inspection by Licensee and shall, on request, disclose such information, if available to Licensee, to Licensor as part of such inspection. Inspection shall be at Licensor’s sole expense and reasonably limited to those matters related to Licensee’s payment obligations under this Agreement and shall take place not more than once per […***…]. Any underpayment revealed by any inspection, plus interest on the underpayment amount at the rate of […***…] Percent ([…***…]%) per […***…] or […***…] Dollars (US$[…***…]), whichever is greater, shall be promptly paid by Licensee to Licensor. Further, if any inspection reveals an underpayment to Licensor of […***…] Percent ([…***…]%) or greater, then the cost of the inspection shall be paid by Licensee.

8.	Infringement

8.01	Licensee shall have the first right, in its sole discretion and its expense, to enforce and defend the Agreement Patents in the Field, including initiating legal proceedings on its behalf or in Licensor’s name, if necessary, against any infringer, or potential infringer, of an Agreement Patent who imports, makes, uses, sells or offers to sell products in the Field. Licensee shall notify Licensor of its intention to initiate such proceedings at least […***…] prior to commencement thereof. Any settlement or recovery received from any such proceeding initiated by Licensee shall be divided […***…] Percent ([…***…]%) to Licensee and […***…] Percent ([…***…]%) to Licensor after Licensee deducts from any such settlement or recovery its actual counsel fees and out-of-pocket expenses relating to any such legal proceeding. If Licensee decides not to initiate legal proceedings against any such infringer, then Licensor shall have the right to initiate such legal proceedings. Any settlement or recovery received from any such proceeding initiated by Licensor shall be divided […***…] Percent ([…***…]%) to Licensor and […***…] Percent ([…***…]%) to Licensee after Licensor deducts from any such settlement or recovery its actual counsel fees and out-of-pocket expenses relating to any such legal proceeding.

8.02	In the event that either party initiates or carries on legal proceedings to enforce any Agreement Patent against an alleged infringer, the other party shall fully cooperate with and supply all assistance reasonably requested at the expense of the party requesting such assistance. Further, the other party, at its expense, shall have the right to be represented by counsel of its choice in any such proceeding. However, if Licensee initiates legal proceedings in Licensor’s name, Licensee shall reimburse Licensor for any reasonable out-of-pocket counsel fees of Licensor associated with the legal proceedings. The party who initiates or carries on the legal proceedings shall have the sole right to conduct such proceedings provided, however, that such party shall consult with the other party to this Agreement prior to entering into any settlement thereof.

9.	Prohibition on Use of Names; No Publicity; Publications

9.01	Neither party to this Agreement shall use the name of the other party without the other party’s prior written consent, except if the use of such name is required by law, regulation, federal securities law, or judicial order, in which event the party intending to make such announcement will promptly inform the other party, prior to any such required use. Neither party to this Agreement will make any public announcement regarding the existence of this Agreement and/or the collaboration hereunder without obtaining the prior written consent of the other party, except if such announcement is required by law, regulation, federal securities law or judicial order, in which event the party intending to make such announcement will promptly inform the other party prior to any such required announcement. Each party shall submit any anticipated press release or public disclosure to the other party, and the receiving party shall expeditiously review and approve any such press release or public disclosure, which approval shall not be unreasonably withheld or delayed.

9.02	Licensee shall have sole authority to oversee and approve all publications of data arising out of the Licensee’s intravenous choline product development program.

10.	Term and Termination

10.01	Unless terminated earlier under other provisions hereof, this Agreement will expire upon the expiration of the last to expire Agreement Patent in the Territory. Upon termination or expiration of this Agreement for any reason, Sections 5, 7, 8, 9, 10.07 through 10.09, 11, 12.01 through 12.10, 12.13, and 13 shall survive and all payment obligations under Sections 3, 5 and 6 hereof accrued as of the termination date shall be paid by Licensee within thirty (30) days of such termination or expiration.

10.02	Licensee may terminate this Agreement and the licenses granted hereunder by giving notice to Licensor sixty (60) days prior to such termination. Upon such termination, Licensee shall not use Agreement Patents for any purpose and all of Licensee’s rights in Agreement Patents shall be terminated. Notwithstanding the foregoing, nothing in this Section shall limit Licensee’s ability to practice the invention(s) which are the subject(s) of the Agreement Patents in any jurisdiction within the Territory where all Agreement Patents in that jurisdiction shall have expired or all of the claims thereof have been cancelled.

10.03	If either Licensor or Licensee defaults on or breaches any condition of this Agreement, the aggrieved party may serve notice upon the other party of the alleged default or breach. If such default or breach is not remedied within sixty (60) days from the date of such notice, the aggrieved party may at its election terminate this Agreement. Any failure to terminate hereunder shall not be construed as a waiver by the aggrieved party of its right to terminate for future defaults or breaches. Licensee’s damages for any breach of this Agreement by Licensor will be limited to a reduction or suspension of the payment obligations of Licensee hereunder. Upon termination of this Agreement by Licensor pursuant to this Section 10.03, the licenses granted by Licensor to Licensee shall terminate and Licensee shall not use Agreement Patents for any purpose and all of Licensee’s rights in Agreement Patents shall be terminated.

10.04	If Licensee makes an assignment for the benefit of creditors or if proceedings for a voluntary bankruptcy are instituted on behalf of Licensee or if Licensee is declared bankrupt or insolvent, Licensor may, at its election, terminate this Agreement by notice to Licensee. Upon termination of this Agreement by Licensor pursuant to this Section 10.04, the licenses granted by Licensor to Licensee shall terminate and Licensee shall not use Agreement Patents for any purpose and all of Licensee’s rights in Agreement Patents shall be terminated.

10.05	If Licensee is convicted of a felony relating to the manufacture, use or sale of Licensed Products or a felony relating to moral turpitude, Licensor may, at its election, terminate this Agreement by notice to Licensee. Upon termination of this Agreement by Licensor pursuant to this Section 10.05, the licenses granted by Licensor to Licensee shall terminate and Licensee shall not use Agreement Patents for any purpose and all of Licensee’s rights in Agreement Patents shall be terminated.

10.06	Notwithstanding the provisions of Section 10.03 hereof, should Licensee fail to pay Licensor any sum due and payable under this Agreement upon thirty (30) days’ written notice, Licensor may, at its election, terminate this Agreement, unless Licensee pays Licensor within the thirty (30) day period all delinquent sums together with interest due and unpaid. Upon termination of this Agreement by Licensor pursuant to this Section 10.06, the licenses granted by Licensor to Licensee shall terminate and Licensee shall not use Agreement Patents for any purpose and all of Licensee’s rights in Agreement Patents shall be terminated.

10.07	Termination of this Agreement by Licensee or Licensor shall not prejudice the rights of either party accruing herein.

10.08	If Licensee terminates this Agreement pursuant to Section 10.02 or 10.03, or if Licensor terminates this Agreement pursuant to Sections 10.03, 10.04, 10.05 or 10.06, Licensee shall submit a final Royalty Report to Licensor and any payments and patent costs due to Licensor hereunder as of the date of termination shall be payable within thirty (30) days of the date of termination.

10.09	Notwithstanding any provision herein to the contrary, no termination of this Agreement shall be construed as a termination of any valid sublicense of any Sublicensee hereunder, and thereafter each such Sublicensee shall be considered a direct licensee of Licensor, provided that (i) such Sublicensee is not in material breach of its sublicense agreement with Licensee, and (ii) such Sublicensee agrees in writing to assume all applicable obligations of Licensee under this Agreement.

11.	Amendment and Assignment

11.01	This Agreement sets forth the entire understanding between the parties pertaining to the subject matter hereof.

11.02	Except as otherwise provided herein, this Agreement may not be amended, supplemented or otherwise modified, except by an instrument in writing signed by all parties.

11.03	Without the prior written approval of the other party, which approval shall not be unreasonably withheld, no party may assign this Agreement except that this Agreement may be assigned to an entity acquiring substantially all of such party’s business to which this Agreement relates, or in the event of a merger, consolidation, change in control or similar transaction of such party. Any attempted assignment in contravention of this Section 11.03 shall be null and void.

12.	Miscellaneous Provisions

12.01	This Agreement shall be construed and the rights of the parties governed in accordance with the laws of the State of New York, excluding its law of conflict of laws. Any dispute or issue arising hereunder, including any alleged breach by any party, shall be heard, determined and resolved by an action commenced in the state courts in Nassau County, New York or the federal courts in the Eastern District of New York, which the parties hereby agree shall have proper jurisdiction and venue over the issues and the parties. Licensor and Licensee hereby agree to submit to the jurisdiction of the state or federal courts in New York and waive the right to make any objection based on jurisdiction or venue. The New York courts shall have the right to grant all relief to which Licensor and Licensee are or shall be entitled hereunder, including all equitable relief as any such Court may deem appropriate.

12.02	This Agreement has been prepared jointly.

12.03	If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

12.04	Licensee agrees to indemnify Licensor and its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, trainees and agents and their respective successors, heirs and assigns (Licensor and each such person being the “Indemnified Parties”) for the cost of defense and for damages awarded and losses and liabilities incurred, if any, as a result of any third party claims, liabilities, suits or judgments based on or arising out of the research, development, marketing, manufacture, sale and/or provision of Licensed Products by Licensee, Affiliates and/or Sublicensees, and/or the licenses granted under this Agreement, or otherwise related to the conduct of Licensee’s, Affiliates’ or Sublicensees’ business, so long as such claims, liabilities, suits, or judgments are not solely attributable to grossly negligent or intentionally wrongful acts or omissions by the Indemnified Parties. If a claim, liability, suit or judgment results from the use of a Licensed Product by Licensor with a patient, and such claim, liability, suit or judgment is solely attributable to negligent or reckless acts or omissions by the Indemnified Parties, then Licensee shall have no duty to indemnify and defend any of the Indemnified Parties in connection with such claim, liability, suit or judgment. This indemnity is conditioned upon Licensor’s obligation to: (i) advise Licensee of any claim or lawsuit, in writing promptly after Licensor or the Indemnified Party has received notice of said claim or lawsuit, (ii) assist Licensee and its representatives, at Licensee’s expense, in the investigation and defense of any lawsuit and/or claim for which indemnification is provided, and (iii) permit Licensee to control the defense of such claim or lawsuit for which indemnification is provided.

12.05	Nothing in this Agreement is or shall be construed as:

(a)	A warranty or representation by Licensor that anything made or used by Licensee under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties; or

(b)	Granting by implication, estoppel, or otherwise any license, right or interest other than as expressly set forth herein.

12.06	Except as expressly set forth in this Agreement, the parties MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTE OR OTHERWISE, AND THE PARTIES SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT. IN ADDITION, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.07	Licensor and Licensee represent and warrant that, to the best of their knowledge, as of the Effective Date:

(a)	they have the legal right and authority to enter into this Agreement and to perform all of their obligations hereunder (including, without limitation, in the case of Licensor, that it is the owner by assignment of the Agreement Patents);

(b)	when executed by all parties, this Agreement will constitute a valid and legally binding obligation and shall be enforceable in accordance with its terms; and

(c)	there are no existing or threatened actions, suits or claims pending or threatened against it that may affect the performance of its obligations under the Agreement.

12.08	Each party represents and warrants that it has not relied on any information provided by the other party, the other party’s current or former employees or research personnel and has conducted its own due diligence investigation to its satisfaction prior to entering into this Agreement.

12.09	Licensee represents and warrants that before Licensee, or an Affiliate or a Sublicensee makes any sales of Licensed Products or performs or causes any third party to perform any clinical trials or tests in human subjects involving Licensed Products, Licensee or Affiliates or Sublicensees will acquire and maintain in each country in which Licensee or Affiliates or Sublicensees shall test or sell Licensed Products, appropriate insurance coverage reasonably acceptable to Licensor, but providing coverage in respect of Licensed Products in an amount no less than […***…] Dollars (US $[…***…]) per claim. Licensee or Affiliates will not perform, or cause any third party to perform, any clinical trials or any tests in human subjects involving Licensed Products unless and until it obtains all required regulatory approvals with respect to Licensed Products in the applicable countries. Prior to instituting any clinical trials or any tests in human subjects, or sale of any Licensed Product, Licensee shall provide evidence of such insurance to Licensor. If Licensor determines that such insurance is not reasonably appropriate, it shall so advise Licensee by written notice delivered not later than […***…] after it shall have received Licensee’s evidence of insurance, and, if such notice shall have been delivered within the time permitted therefor, Licensee shall delay such trials, tests or sales until the parties mutually agree that reasonably appropriate coverage is in place. Licensor shall be listed as an additional insured in Licensee’s insurance policies. If such insurance is underwritten on a ‘claims made’ basis, Licensee agrees that any change in underwriters during the term of this Agreement will require the purchase of ‘prior acts’ coverage to ensure that coverage will be continuous throughout the term of this Agreement.

(a)	The minimum amounts of insurance coverage required under this Section shall not be construed to create a limit of Licensee’s liability with respect to its indemnification under Section 12.04 of this Agreement.

(b)	Licensee shall provide Licensor with written evidence of such insurance upon request of Licensor. Licensee shall provide Licensor with written notice at least […***…] prior to the cancellation, non-renewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such […***…] period, Licensor shall have the right to terminate this Agreement effective at the end of such […***…] period without notice or any additional waiting periods.

(c)	Licensee shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold or tested in clinical trials by Licensee or by a Sublicensee, Affiliate, optionee or agent of Licensee and (ii) a reasonable period after the period referred to in (i) above which in no event shall be less than […***…].

12.10	Licensee shall, and shall cause its Affiliates and Sublicensees to exercise its rights and perform its obligations hereunder in compliance with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. Licensee hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by Licensee or Affiliates or Sublicensees, and that it will defend and hold Licensor harmless in the event of any legal action of any nature occasioned by such violation.

12.11	Licensee agrees it or its Sublicensee(s), as the case may be, shall: (i) obtain all regulatory approvals required for the testing, manufacture and sale of Licensed Products prior to testing, marketing or selling any such Licensed Products; and (ii) utilize legally appropriate patent marking on such Licensed Products or printed materials supplied therewith. Licensee agrees to register or record this Agreement as is required by law or regulation in any country where the license is in effect.

12.12	Licensee agrees that any Licensed Products for use or sale in the United States will be manufactured substantially in the United States.

12.13	Any tax required to be withheld under the laws of any jurisdiction on royalties payable to Licensor by Licensee under this Agreement will be promptly paid by Licensee for and on behalf of Licensor to the appropriate governmental authority, and Licensee will furnish Licensor with proof of payment of the tax together with official or other appropriate evidence issued by the competent governmental authority sufficient to enable Licensor to support a claim for tax credit with respect to any sum so withheld. Any tax required to be withheld on payments by Licensee to Licensor will be an expense of and be borne solely by Licensor, and Licensee’s royalty payment(s) to Licensor following the withholding of the tax will be decreased by the amount of such tax withholding. Licensee will cooperate with Licensor in the event Licensor elects to assert, at its own expense, exemption from any tax.

12.14	In the event Licensee (or any entity acting under Licensee’s control or on its behalf) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any of the Agreement Patents in any court, administrative agency or other forum (“Challenge”), the royalty rates set forth in Section 6.01 and the license maintenance fees set forth in Section 6.02 shall be automatically doubled on and after the date of such Challenge for the remaining term of this Agreement. Moreover, to the extent not already covered by Section 3.01, Licensee agrees to pay all costs and expenses (including actual attorneys’ fees) incurred by Licensor in connection with defending a Challenge.

12.15	Licensee will promptly notify Licensor in writing if Licensee or any Sublicensee is not or ceases to be a […***…].

12.16	This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same document. Counterparts may be signed and delivered by facsimile or PDF file, each of which shall be binding when received by the applicable party.

13.	Notices

13.01	All notices required hereunder shall be in writing and shall be sent by a nationally recognized courier service (e.g., UPS, Federal Express), with all delivery charges prepaid, and by e-mail, to the parties at their addresses set forth herein or to such other address(es) as may be furnished by written notice in the manner set forth herein.

To Licensee:

ArTara Therapeutics, Inc.

302a West 12th Street, Suite 254, New York, NY 10014

Attn: Jesse Shefferman

Chief Executive Officer

E-mail: […***…]

with a copy to:

David S. Smith, Esq.

Pepper Hamilton, LLP

500 Grant Street, Suite 5000

Pittsburgh, PA 15219

E-mail: […***…]

To Licensor:

The Feinstein Institute for Medical Research 350 Community Drive

Manhasset, NY 11030

Attn: Kirk R. Manogue, PhD

Vice President, Technology Transfer

E-mail: […***…]

with copies to:

Kenneth P. George, Esq.

Amster, Rothstein & Ebenstein LLP

90 Park Avenue

New York, NY 10016

E-mail: […***…]

Northwell Health

Office of Legal Affairs 2000 Marcus Avenue

New Hyde Park, NY 11042

E-mail: […***…]

[Remainder of page intentionally blank. Signature page follows immediately.]

IN WITNESS WHEREOF, by the signatures of their duly authorized representatives, the parties have entered into this Agreement effective as of the day and year first above written.

THE FEINSTEIN INSTITUTE FOR MEDICAL RESEARCH

By:	/s/ Kirk R. Manogue

Name: Kirk R. Manogue, PhD

Title: Vice President, Technology Transfer

Date: 22DEC2017

ARTARA THERAPEUTICS, INC.

By:	/s/ Randall D Marshall

Name: Randall D Marshall MD

Title: Chief Medical Officer

Date: 22DEC2017

APPENDIX A -Agreement Patents

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A-1